Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Minneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Issues Revised Fourth Quarter Earnings Guidance
Company Outlines Actions to Address Uncertain Economic Conditions; Provides 2009 Outlook
MINNEAPOLIS, Minn. — December 18, 2008 — Pentair, Inc. (NYSE: PNR) today announced that it expects fourth quarter earnings per share from continuing operations (EPS) will be $0.40 to $0.42, on an adjusted basis. For the year, the company expects EPS to be between $2.19 and $2.21, on an adjusted basis. Previously the company had expected adjusted fourth quarter EPS of $0.52 to $0.55 and adjusted full year EPS of $2.28 to $2.31. The attached schedule provides a reconciliation of the adjusted earnings per share measures provided above to the comparable GAAP measures.
The company expects fourth quarter sales to be approximately $770 million. Previously the company had expected to generate sales of approximately $840 million in the period. The reduction of $70 million in sales is due to sharp volume declines in the company’s Technical Products business as well as certain industrial, commercial and residential Water businesses.
The company started to take aggressive cost actions at the beginning of the third quarter in preparation for a slowing economy. However, global economic conditions declined more quickly and intensely than forecasted. The company is responding by accelerating restructuring actions, instituting a freeze on hiring and annual salary increases, aggressively reducing indirect costs and adjusting capital expenditure levels. In aggregate, the company anticipates the actions taken in 2008 would result in the reduction of approximately 1,600 positions representing over ten percent of company headcount and would yield more than $75 million in reduced costs. By the end of 2009, the company is closing fifteen facilities when compared to year-end 2007.
“The speed and impact of sluggish demand in global markets and consumer spending has had a deeper impact on our orders and sales volumes than we previously expected,” Randy Hogan, chairman and chief executive officer said. “Given our experience dealing with difficult residential markets for two years now, we believe additional actions are necessary to ensure our operations are realistically preparing for challenging global industrial, commercial and residential markets in the coming periods.”
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2009 Outlook
The company introduces 2009 EPS guidance range of $1.70 to $2.00 with sales expected to decline in the range of eight to ten percent. The company expects full year 2009 free cash flow to be at least 100 percent conversion of net income.
“Given the uncertain depth and length of the global recession, our 2009 outlook reflects our expectation that volumes across our four global business units will decline in the high-single to low-double digit range,” said Hogan. “The actions we are taking reflect our expectation that the economic environment in 2009 will remain negative — and we’d rather put volume on the upside than downside. Furthermore, when the global economy does rebound, we believe our structural cost reductions will position us for rapid earnings and cash flow growth,” Hogan added.
“We expect our quarterly 2009 earnings results will improve sequentially as we realize the benefits of our cost actions and the benefit of two to three percent net material deflation,” said Hogan. “However, we expect first quarter results will be down significantly versus the first quarter 2008, as restructuring related expenses will be at their peak, volume in our pool business is expected to decline approximately 25 percent year over year, and the expected benefit from materials deflation will not yet be realized in our operating results. In conjunction with our full year guidance, first quarter sales are expected to decline ten percent, with EPS in the range of $0.30 to $0.35 which is down when compared to prior year EPS of $0.53 on a similar basis,” Hogan concluded.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including the breadth and severity of the global economic downturn; the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.

Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Vice President, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2008 to the “Adjusted” non-GAAP excluding the effect of 2008 adjustments (Unaudited)

	Fourth Quarter	Year
In thousands, except per-share data	2008	2008

Income from continuing operations — as reported	22M - 25M	259M - 262M
Adjustments — tax affected	approx. 17M	approx. (41M)

Income from continuing operations — as adjusted	39M - 42M	218M - 221M

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$ 0.23 - $0.25	$ 2.61 - $2.63
Adjustments	approx. 0.17	approx. (0.42)

Diluted earnings per common share — as adjusted	$ 0.40 - $0.42	$ 2.19 - $2.21

Weighted average common shares outstanding — Diluted	approx. 98,400	approx. 99,200
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